Exhibit 99.1

Steinhoff Key Messages

The cadence for these three messages is purposefully framed in a three-step approach that conveys first the emotion around the announcement, next reassurance that there will not be big changes that will negatively impact the company, our employees or its customers and last, answers the “why?” and explains the rationale for the acquisition.

•                  Emotion — excitement and passion

•                  Reassurance — continued commitment to company, culture and customers

•                  Why — rationale for partnership with Steinhoff and who they are

Key Message: The Steinhoff acquisition is a long-term win for our guests, employees, partners and shareholders. With a global powerhouse behind us, we will continue our vision of industry preeminence.

•                  This acquisition was unanimously approved by the Mattress Firm board of directors and affords us the opportunity to remain laser focused on our long-term strategy while affording us some flexibility.

•                  This is a great outcome for our customers and employees.

•                  We are committed to our pursuit to be the preferred choice for better sleep by continuing to provide our customers with choice, quality and best-in-class service.

•                  We are seizing the moment to tap into Steinhoff’s supply chain, which affords us enhanced global buying power and economies of scale in household goods.

•                  We remain focused and are energized by this acquisition.

Key Message:  Mattress Firm will remain the same great company you have come to know.

•                  We’re passionately dedicated to improving sleep health for our customers, supporting the Foster Kids program nationwide and building fantastic careers for our employees.

•                  The MFRM leadership team will continue to run MFRM from our Houston, Texas headquarters as a subsidiary of Steinhoff. Ken Murphy will remain President and CEO and Steve Stagner will remain as Executive Chairman and will also join Steinhoff’s executive committee.

•                  The Steinhoff leadership team is committed to supporting us as we activate the national chain that we have spent the past few years building through acquisitions and organic growth.

•                  The Mattress Firm culture will remain intact and we will remain committed to our culture, community and company.

•                  We do not expect significant changes in headcount as a result of the acquisition. We will continue with our plans to consolidate all stores under one banner nationwide and will continue to operate as Mattress Firm Holding Corp.

Key Message: Steinhoff and Mattress Firm share culture values and a vision for growth and expansion and operational standards of excellence.

•                  Steinhoff shares our vision for maintaining industry leadership and preeminence through focus on long-term strategy and operational excellence.

•                  Mattress Firm was appealing to Steinhoff for a number of reasons — we are the clear industry leader and the only national multi-brand mattress specialty retailer in North America.  We have a best-in-class distribution network and our strong management team has a proven track record of integrating acquisitions.

•                  This acquisitions marks Steinhoff’s entry into the US market.

•                  Steinhoff is a European based international retail holding company that manufactures, sources and retails furniture, household goods and general merchandise in Europe, Australia and Africa.

•                  Steinhoff shares are publically traded in Frankfurt, Germany and Johannesburg, South Africa.

Q&A

Please note that the closing of the tender offer is subject to customary closing conditions, including regulatory clearances and a majority tender condition.

Q: What will this mean for my job?

A: We do not expect significant changes in headcount as a result of this acquisition.  Steinhoff is well known for having a de-centralized management structure.  They have only ~20 people working in their corporate office and prefer to allow their subsidiary companies to run as is with the established management teams.

Q: Why should I be excited about this?

A: This is a great outcome for our employees,

•                  Size and scale puts us on the same level as Fortune 500 companies. Worldwide platform for our people that unlocks even more opportunities for career development, whether it is through future expansion of Mattress Firm or within the 40 brands and 30 countries that are part of the Steinhoff portfolio

•                  Creates the world’s largest multi-brand mattress retail distribution network

Q: Will my benefits or pay change as a result of this acquisition?

A: We will continue to provide the same health and welfare benefits and salary and hourly pay that we do today.  Any changes that may happen in these areas are due to normal course of business and are not a result of the acquisition.

Q: Will Mattress Firm’s culture change?

A: Mattress Firm will remain the same great company you have come to know. Steinhoff and Mattress Firm share similar cultural values (theirs are trust, passion, family and entrepreneurship) Mattress Firm’s culture will remain intact and we will remain committed to our culture, community and company.

Q: What motivated the acquisition?

A: Mattress Firm was appealing to Steinhoff because of our position as the only national specialty mattress retailer in the U.S., as well as our strong leadership team who has deep M&A experience and a proven track record of integrating acquisitions in the US market. They also recognized synergies and similar core values between the two companies which made the acquisition more appealing.

Q: Where can I learn more about Steinhoff?

A: Click here to watch a 3 minute video on Steinhoff and their operations. You can also visit www.Steinhoffinternational.com

Q: Will Mattress Firm’s HQ move?

A: Our leadership team and corporate headquarters will remain in Houston, Texas. Additionally, we will continue to operate satellite offices on the East and West coast.

Q: How will this impact plans to consolidate all stores under the Mattress Firm banner?

A: We are continuing with our plans to flip all stores to the Mattress Firm name. The consolidation of our family of brands under one name gives us the ability to leverage advertising and distribution efficiencies, online visibility and elevate our overall operations. We estimate the transition will be complete in 2017.

Q: Will the Foster Kids program remain?

A: We officially launched our Mattress Firm Foster Kids initiative in May and are thrilled with the response from our communities. This philanthropic initiative is close to our hearts and we know that our employees share our passion. The Foster Kids program will continue to roll out across all our markets and we will continue to support our local foster kid non-profit partners through our six annual drives.

Q: What happens to my equity in Mattress Firm (if applicable)?

A: Please be on the lookout for additional communication if it is applicable to you.

Q: What does this mean for our manufacturing partners?

A: We value our relationships with all of our vendor partners and remain committed to working with them to create a diverse selection of products that will help our customers get better sleep.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding the expected timing and closing of the tender offer and the merger transactions, the ability of Mattress Firm to complete the transaction, the operations of Mattress Firm’s business during the pendency of the transaction and the expectations for the business in the event the merger is completed, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others: the risk that Mattress Firm stockholders will not tender shares in the tender offer; the possibility that competing offers may be made; the possibility that various closing conditions may not be satisfied or waived; or that a material adverse effect occurs with respect to Mattress Firm; the outcome of legal proceedings that may be instituted against Mattress Firm and/or others related to the proposed transaction; effects of disruption from the proposed transaction making it more difficult to maintain relationships with employees, customers and other business partners; and those additional factors discussed in Mattress Firm’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Mattress Firm cautions investors not to place considerable reliance on the forward-looking statements contained in this communication. These forward-looking statements speak only as of the date of this communication, and Mattress Firm undertakes no obligation to update or revise any of these statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Mattress Firm stock. Upon commencement of the tender offer, Steinhoff, Stripes US Holding, Inc. and Stripes Acquisition Corp. will file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO. Following commencement of the tender offer, Mattress Firm will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9.  Stockholders are urged to read the tender offer materials (including the offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 when such documents become available, as they will contain important information about the tender offer. Stockholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov, or from Mattress Firm upon written request to Secretary, Mattress Firm Holding Corp., 5815 Gulf Freeway, Houston, TX 77023, telephone number (713) 923-1090 or from MFRM’s website, http://ir.mattressfirm.com/.